Exhibit 5.1

September 28, 2022

Akerna Corp.

1550 Larimer Street, #246

Denver, CO 80202

Re:	Registration Statement on Form S-3 – At-the-Market Offering

Ladies	and Gentlemen:

We have acted as counsel to Akerna Corp., a Delaware corporation (the “Company”), with respect to their filing on June 7, 2022, with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company from time to time of shares of its common stock, par value $0.0001 per share; shares of preferred stock, par value $0.0001, in the capital of the Company; warrants to purchase Common Stock or Preferred Stock or any combination thereof, or any combination thereof, for an aggregate initial offering price of up to $100,000,000 (or the equivalent in foreign currencies, currency units or composite currencies). On September 28, 2022, the Company filed a prospectus supplement to the Registration Statement (the “ATM Prospectus”) relating to the offer and sale by the Company of up to $20,000,000 of shares of common stock, par value $0.0001 per share, of the Company (the “Placement Shares”). The Placement Shares will be sold pursuant to the Common Stock Sales Agreement, dated September 28, 2022 by and between the Company and A.G.P./Alliance Global Partners (the “Sales Agreement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic  originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Placement Shares, when issued and delivered against payment of the consideration therefor specified in the Sales Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ DORSEY & WHITNEY LLP